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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

Wynstone Partners, L.P.

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE ZIP CODE):

CIBC Oppenheimer Tower
One World Financial Center
31st Floor
200 Liberty Street
New York, New York  10281



TELEPHONE NUMBER (INCLUDING AREA CODE):

(212) 667-4225

NAME AND ADDRESS OF AGENTS FOR SERVICE OF PROCESS:

Wynstone Partners, L.P.
c/o Howard M. Singer
Managing Director/CIBC Oppenheimer Corp.
CIBC Oppenheimer Tower
One World Financial Center
31st Floor
200 Liberty Street
New York, New York  10281

copies to:
Kenneth S. Gerstein, Esq.
Schulte Roth & Zabel LLP
900 Third Avenue
New York, New York 10022

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CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

Yes  [X]            No  [ ]


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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York, and State of New York, on the 14th day of August, 1998.

                              WYNSTONE PARTNERS, L.P.
                              (Name of Registrant)




                                            By: /s/ PAUL BELICA
                                               ---------------------------------
                                               Paul Belica
                                               Individual General Partner